Exhibit 10.31

WELLS FARGO BANK                                   REVOLVING LINE OF CREDIT NOTE

$1,000,000                                                  San Jose, California
                                                                   June 28, 1998

  FOR VALUE RECEIVED, the undersigned FIBERSTARS, INC. (" Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (Bank ) at its office at Santa Clara Valley RCBO, 121 Park Center Plaza 3rd Flr, San Jose, CA 95115, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $1,000,000.00, or so much thereof as may be advanced and be outstanding with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

INTEREST/FEES:

  (a) Interest. The outstanding principal balance of this Note shall bear interest at a rate per annum (computed on the basis of a 360-day year, actual days elapsed) 0.12500% above the Prime Rate in effect from time to time. The "Prime Rate" is a base rate that Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.

  (b) Payment of Interest. Interest accrued on this Note shall be payable on the 28th day of each month, commencing July 28, 1998.

  (c) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

  (d) Commitment Fee. Prior to the initial extension of credit under this Note, Borrower shall pay to Bank a non-refundable commitment fee of $2,500.00.

  (e) Collection of Payments. Borrower authorizes Bank to collect all interest and fees due hereunder by charging Borrower's demand deposit account number 4124-053885 with Bank, or any other demand deposit account maintained by any Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SIGHT AND USANCE COMMERCIAL LETTER OF CREDIT SUBFEATURE:

  (a) Letter of Credit Subfeature. As a subfeature under this Note, Bank agrees from time to time during the term hereof to issue sight commercial and usance commercial letters or credit for the account of Borrower to finance Borrower's inventory purchases (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed $250,000.00. Each Letter of Credit shall be issued for a term not to exceed 180 days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date

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more than 30 days beyond the maturity date of this Note.  The undrawn  amount of all Letters of Credit shall be reserved under this Note and shall not be available for borrowings hereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under this Note and shall be repaid by Borrower in accordance with the terms and conditions of this Note; provided however, that if advances hereunder are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances hereunder. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft. Notwithstanding the foregoing, usance commercial Letters of Credit shall be issued only to finance Borrower's importation of goods into the United States, and shall contain such provisions and be issued in such manner as to satisfy Bank that any banker's acceptance created by Bank's acceptance or a draft thereunder shall be eligible for discount by a Federal Reserve Bank, will not result in a liability of Bank subjected to reserve requirements under any law, regulation or administrative order, and will not cause Bank to violate any lending limit imposed upon Bank by any law, regulation or administrative order Usance commercial Letters of Credit shall provide for drafts thereunder with terms which do not exceed the lesser of 180 days or such other period of time as may be necessary for the acceptance created thereunder to be eligible for discount and otherwise comply with the terms and conditions of this Note; provided however, that no usance commercial Letter of Credit shall provide for drafts with terms that extend more than 30 days beyond the maturity date of this Note. The amount of each draft accepted by Bank under a usance commercial Letter of Credit shall be paid by Borrower in accordance with the terms and conditions of this Note applicable to Acceptances.

  (b) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

CLEAN AND DOCUMENTARY ACCEPTANCE SUBFEATURE:

  (a) Acceptance Subfeature. As a subfeature under this Note, Bank agrees from time to time during the term hereof to create banker's acceptances (each, an "Acceptance" and collectively, "Acceptances" ) for the account of Borrower (i) by accepting drafts drawn on Bank by Borrower for the purpose of financing Borrower's importation of goods into the United States and (ii) by accepting time drafts presented under usance commercial Letters of Credit issued by Bank for the account of Borrower under this Note; provided however, that the form and substance of each Acceptance shall be subject to approval by Bank, in its sole discretion and provided further, that the aggregate amount of all outstanding Acceptances shall not at any time exceed $250,000.00. Each Acceptance created by Bank's acceptance of a draft drawn on Bank by Borrower shall be in the minimum amount of $5,000.00. Each Acceptance shall be subject to the additional terms and conditions of an Acceptance Agreement in form and substance satisfactory to Bank. Each Acceptance shall be created for a term not to exceed the lesser of 180 days, as designated by Borrower, or such period of time as may be necessary to comply with the terms of the Acceptance Agreement; provided however, that no Acceptance shall mature more than 30 days beyond the maturity date of this Note. The outstanding amount of all Acceptances shall be reserved under this Note and shall not be available for borrowings hereunder. The amount of each Acceptance

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which  matures shall be deemed an advance under this Note and shall be repaid by
Borrower in accordance with the terms and conditions of this Note; provided however that if advances hereunder are not available, for any reason, at the time any Acceptance matures, then Borrower shall immediately pay to Bank the full amount of such matured Acceptance, together with interest thereon from the date such Acceptance matures to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances hereunder. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such Acceptance. All Acceptances created by Bank's acceptance of drafts drawn on Bank by Borrower shall be discounted with Bank. Bank shall not be obligated to discount Acceptances created by Bank's acceptance of time drafts presented under usance commercial Letters of Credit.

  (b) Acceptance Fees. For each Acceptance created hereunder, Borrower shall pay to Bank on the date such Acceptance is created an acceptance fee determined in accordance with Bank's standard fees and charge then in effect for the creation of Acceptances.

BORROWING AND REPAYMENT:

  (a) Use of Proceeds. Advances under this Note shall be available solely to finance working capital requirements.

  (b) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with, or at any time as a supplement to, this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above and provided further, that Borrower shall maintain a zero balance on advances under this Note for a period of at least 30 consecutive days during each fiscal year. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of any principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 28, 1999, except with respect to any draft paid by Bank under a commercial Letter of Credit and any Acceptance which matures subsequent to said date, the full amount of which shall be due and payable by Borrower immediately upon payment by Bank or at such maturity as applicable.

  (c) Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of
(i) DAVID N. RUCKERT or ROLAND DENNIS, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any account of any Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

EVENTS OF DEFAULT:

  Any default in the payment or performance of any obligation under this Note, or any denied event of default under any loan agreement now or at any time hereafter in effect between

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Borrower and Bank (whether  executed prior to,  concurrently with or at any time after this Note), shall constitute an "Event of Default" under this Note.

MlSCELLANEOUS:

  (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal, interest, fees and charges outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to any Borrower.

  (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

  (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

FIBERSTARS, INC.

By: /s/ David N. Ruckert
    -------------------------
Title:   President, CEO
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